EXHIBIT 10

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is entered into this 30th day of April, 2001 by and between SHOPKO STORES, INC., a Wisconsin corporation (the "Company"), and GARY W. RAMSEY (the "Executive").

                                    RECITALS
         The Company wishes to employ Executive as the President and Chief Operating Officer of the ShopKo division and Executive wishes to accept such position in accordance with the terms and provisions contained herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows.

1.  Employment.

                  (a) The Company hereby employs Executive, and Executive hereby accepts employment starting on May 7, 2001 on the terms and subject to the conditions contained herein.

                  (b) During the Employment Term as defined in Section 2, below, Executive shall serve as the President and Chief Operating Officer ("COO") of the ShopKo division, and shall faithfully and to the best of his ability, subject to the direction of the Chief Executive Officer, perform such duties and exercise such power and authority as may from time to time be delegated to him by the Chief Executive Officer consistent with his status as President and COO of the ShopKo division. Executive shall also serve as an officer of such subsidiaries of the Company as may be designated by their respective Boards of Directors, all without compensation other than that specified in this Agreement.

                  (c) During the Employment Term, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote substantially all of his business time, efforts and skills to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.

                  2.  Employment Term.

                  The term of the employment of Executive under this Agreement (the "Employment Term") shall commence on May 7, 2001 and shall continue, unless sooner terminated under Section 7 hereof, until May 7, 2003. This Agreement shall be automatically extended by one year on May 7, 2002 and on each May 7th thereafter (the "Renewal Date"), unless written notice of nonrenewal is given by either Executive or the Company to the other party hereto at least 90 days prior to the Renewal Date.






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
                  3.  Salary.

                  (a) During the Employment Term, Executive shall be paid a salary at the rate of $450,000 per annum (the "Annual Base Salary"), payable in equal installments in accordance with the Company's customary payroll practices in effect from time to time.

                  (b) Executive's Annual Base Salary shall be reviewed at least annually and may be increased at any time and from time to time as the Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee"), in its sole discretion, shall deem appropriate. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced at any time during the Employment Term.

                  4.  Bonuses and Long-Employment Term Incentives.

                  (a) The Company will pay Executive a one-time bonus of $50,000 no later than June 6, 2001 if Executive is in the employ of the Company on that date. If Executive is in the employ of the Company on the last day of the Company's 2003 fiscal year, the Company will pay Executive a one-time bonus of $100,000.

                  (b) In addition to Annual Base Salary, Executive shall be eligible to receive, for each fiscal year ending during the Employment Term, an annual bonus (the "Annual Bonus") determined in accordance with the Company's 1999 Executive Incentive Plan, or if Executive Incentive Plan is no longer in effect, such successor plan as is approved by the Company's Board of Directors (the "Bonus Plan"). The percentage of salary to which Executive will be entitled if he meets the threshold, midpoint or high performance levels under the Bonus Plan for the 2001 fiscal year shall be 23.7%, 50% and 100%, respectively. For performance in excess of the threshold level, but below the high level, the percentage payable will be interpolated between the two applicable performance levels. If performance is below the threshold level, no Annual Bonus will be paid. The applicable percentage will be applied to the amount of salary actually paid during the 2001 fiscal year. The percentage levels and performance criteria for subsequent fiscal years will be set by the Compensation Committee and will be consistent with those established for other comparable senior executives of the Company.

                  (c) Executive shall be eligible to participate in the 2000 Executive Long Term Incentive Plan or any successor thereto (the "LTIP") in accordance with its terms. The initial Performance Period will be three years starting with the first day of the 2001 fiscal year and ending with the last day of the 2003 fiscal year and the performance criteria will be consistent with those established by the Compensation Committee for other comparable senior executives of the Company. The percentage of salary to which Executive will be entitled if he meets the threshold, midpoint or high performance levels under the LTIP shall be 23.7%, 50% and 100%, respectively. The composition of the payment between cash and shares of the Company's stock will be determined at the discretion of the Compensation Committee. For performance in excess of the threshold level, but below the high level, the percentage payable will be interpolated between the two applicable performance levels. If performance is below the threshold level, no long-term incentive will be paid. The percentage levels and performance criteria for subsequent Performance Periods, if any, will be set by the Compensation





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Committee and will be consistent with those established for other comparable senior executives of the Company.

                  (d) Effective as of the first day of Executive's employment with the Company, the Compensation Committee will award to Executive 25,000 shares of the Company's common stock (the "Restricted Shares") which shall vest on the following schedule if Executive is employed by the Company on the relevant vesting date: 40% or 10,000 of the Restricted Shares will vest on the second anniversary of the date of grant, 20% or 5,000 of the Restricted Shares will vest on the third anniversary of the date of grant, 20% or 5,000 of the Restricted Shares will vest on the fourth anniversary of the date of grant, and the remaining 20% or 5,000 of the Restricted Shares will vest on the fifth anniversary of the date of grant. The Restricted Shares will be subject, in all events, to the terms and conditions of the grant agreement and the Company's applicable stock option and restricted stock plan.

                  (e) Effective as of the first day of Executive's employment with the Company, the Compensation Committee will award to Executive a nonqualified stock option for 50,000 shares of the Company's common stock. (the "Option Shares"). The Option Shares will have an exercise price equal to the closing price of the Company's common stock on the New York Stock Exchange for the date of grant as reported in the Midwest Edition of The Wall Street Journal. The Option Shares shall vest on the following schedule if Executive is employed by the Company on the relevant vesting date: 40% or 20,000 of the Option Shares will vest on the second anniversary of the date of grant, 20% or 10,000 of the Option Shares will vest on the third anniversary of the date of grant, 20% or 10,000 of the Option Shares will vest on the fourth anniversary of the date of grant, and the remaining 20% or 10,000 of the Option Shares will vest on the fifth anniversary of the date of grant. The Option Shares will be subject, in all events, to the terms and conditions of the grant agreement and the Company's applicable stock option and restricted stock plan.

                  (f) Executive shall also be eligible to participate in the Company's Executive Retirement Plan in accordance with its terms.

                  5. Benefits. Subject to the application of any applicable anti-discrimination rules, and except as more specifically provided in Section 4, above, Executive shall be entitled to participate in all employee benefit plans, programs, practices or arrangements of the Company in which other senior executives of the Company are eligible to participate from time to time, including, without limitation, any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, and any medical, dental, health and welfare plans on terms and conditions at least as favorable as provided to other senior executives of the Company. Notwithstanding the foregoing, (a) the Company with provide Executive with an automobile allowance of $13,500 annually, prorated for the 2001 calendar year based on the number of days Executive is employed by the Company and subject to adjustment beginning in 2002 so that Executive receives a benefit comparable to other similarly situated senior executives, (b) Executive will be entitled to 5 weeks of paid vacation and three paid personal days per calendar year (with vacation being prorated for the 2001 calendar year based on the number of days Executive is employed by the Company during the 2001 calendar year) and (c) the Company will allow Executive to use one of its corporate social memberships at Oneida Golf & Country Club while Executive is employed by the Company, although the annual dues and all expenses attributable to the use of the membership will be at Executive's personal expense unless they qualify for reimbursement by the Company under Section 6, below. To the extent the full amount of vacation time is not taken,




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Executive may only carry over vacation time to a subsequent year to the extent provided by the Company's policies, procedures and/or practices.

         6. Expenses. The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties for the Company in accordance with the Company's reimbursement policies as in effect from time to time for other senior executives of the Company. Executive shall keep accurate records and receipts of such expenditures and shall submit such accounts and proof thereof as may from time to time be required in accordance with such expense account or reimbursement policies that the Company may establish for its senior executives generally.

         7. Termination of Employment. During the Employment Term, Executive's employment hereunder may be terminated under any of the following circumstances:

                  (a) Death or Disability. Executive's employment hereunder shall terminate automatically upon Executive's death during the Employment Term. If the Company determines in good faith that a Disability of Executive has occurred during the Employment Term (pursuant to the definition of Disability set forth below), the Company shall give to Executive written notice in accordance with Section 7(d) of this Agreement of its intention to Terminate Executive's employment hereunder. In such event, Executive's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive (the "Disability Effective Date"), provided that, within thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" means a mental or physical condition which, in the opinion of the Board of Directors, renders Executive unable or incompetent to carry out the material job responsibilities which Executive has held or the material duties to which Executive was assigned, which has existed for at least three months and which, in the opinion of a physician selected by the Company's Board of Directors, is expected to have a duration of more than six months.

                  (b) Termination by Company. The Company may terminate Executive's employment for Cause or without Cause. For purposes of this Agreement, "Cause" means (i) an act or acts of personal dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company, (ii) a violation by Executive of Executive's obligations under Section 1(b) of this Agreement which is demonstrably willful and deliberate on Executive's part and which is not remedied within ten days after receipt of notice from the Company describing such violation or (iii) the conviction of Executive of a felony.

                  (c) Notice of Termination. Any purported termination of employment by either party shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; and (iii) indicates the Termination Date. "Termination Date" shall mean in the case of Executive's death, his date of death, or in all other cases of termination by the Company, the date specified in the Notice of Termination; provided, however, that the date specified in the Notice of Termination shall be at least thirty (30) days after the date the Notice of Termination is given to Executive or the Company, as applicable, provided, further, that in the case of Disability, Executive shall not have returned to the full-time performance of his duties during such period of at least thirty (30) days.



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         8.  Obligations Upon Termination.

                  (a) Termination by the Company for Cause. If Executive's employment with the Company is terminated by the Company for Cause, the Company will pay and/or provide Executive with the following: (i) Executive's Annual Base Salary through the Termination Date in a lump sum within thirty days after the Termination Date, and (ii) all benefits to which Executive is entitled under any benefit plans set forth in Section 5 hereof in accordance with the terms of such plans through the Termination Date.

                  (b) Termination by Reason of Disability or Death. If Executive's employment with the Company is terminated during the Employment Term by reason of Executive's Disability or death, the Company will pay and/or provide Executive or Executive's legal representative, as the case may be, with the following: (i) Executive's Annual Base Salary as then in effect through the Termination Date in a lump sum within thirty days after the Termination Date, (ii) no later than the date on which the other senior executives would receive their Annual Bonus payments and after compliance with subsection (d) hereof, a fraction of the Annual Bonus that would have been earned by Executive for the fiscal year including the Termination Date, paid or accrued in accordance with Section 4(b) hereof, determined by multiplying the Annual Bonus which would have been earned absent death or Disability by a fraction, the numerator of which shall equal the number of days during such fiscal year preceding the Termination Date, and the denominator of which shall equal three hundred sixty-five (365) and
         (iii) all benefits to which Executive is entitled under any benefit plans set forth in Section 5 hereof in accordance with the terms of such plans through the Termination Date.

                  (c) Termination by the Company Without Cause. If the Company terminates Executive's employment without Cause, the Company will pay and/or provide Executive with the following after compliance with subsection (d) hereof: (i) Annual Salary continuation for the remainder of the Employment Term as in effect on the day the Notice of Termination is delivered, (ii) all benefits to which Executive is entitled under any benefit plans set forth in Section 5 hereof in accordance with the terms of such plans through the Termination Date and (iii) continuation of health and dental coverage under the Company's plans, subsidized by the Company to the same extent as active employees, from the Termination Date until the end of the Employment Term as in effect on the day the Notice of Termination is delivered, provided, however, that if Executive becomes reemployed with another employer and is eligible to receive health or other benefits under another employer-provided plan, the health and dental benefits provided hereunder shall be secondary to those provided under such other plan. The coverage period for purposes of the group health and dental continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1987, as amended ("COBRA"), shall commence on the later of (y) the Termination Date or (z) the date which is eighteen months prior to the last day of the Employment Term as in effect on the day the Notice of Termination is delivered.

                  (d) Release of Claims. Notwithstanding the foregoing, the Company will not pay to Executive, and Executive will not have any right to receive any payments described in Sections 8(b) and (c), above, unless and until Executive or his legal representative (in the case of Executive's death or if Executive is disabled such that he is unable to consent) executes, and there shall be effective following any statutory period for revocation, a release, in a form reasonably acceptable to the Company, that irrevocably and unconditionally releases, waives,




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         and fully and forever discharges the Company and its past and current shareholders, members of the Board of Directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of Executive's employment with the Company, including without limitation claims arising under the Age Discrimination in Employment Act of 1977, as amended, Title VII of the Civil Rights Act of 1974, as amended, the Civil Rights Act of 1991, as amended, the Equal Pay Act, as amended, and any other federal, state, or local law or regulation.

                  (e) COBRA. In the event of termination of Executive's employment (other than as set forth in subparagraph (c) hereof), Executive shall be entitled to continue coverage, at his expense, under the group health insurance plan then in effect for the period for which continuation of such coverage is received pursuant to COBRA.

                  (f) Withholding and Other Issues. Payments to be made to Executive under this Section 8 will be reduced by any applicable income or employment taxes which are required by be withheld under applicable law, and all amounts are stated before any such deduction. Furthermore, none of the payments under this Section 8 shall be included as compensation for purposes of any pension, deferred compensation or welfare benefit plan or program of the Company.

         9.  Nondisclosure.

                  (a) During the Employment Term and during the two-year period following his termination of employment with the Company, Executive shall not make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean use by Executive or disclosure by Executive without the consent of the Board of Directors of the Company to any person, other than use or disclosure that is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Company or as may be legally required (provided the provisions of Section 9(c) hereof are complied with), of any confidential information obtained by Executive while in the employ of the Company, including, but not limited to, confidential information with respect to any of the Company's customers, suppliers, contractors, methods of operation, services, products, mechanisms, databases, processes, programs and access codes (the "Confidential Information"); provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of disclosure by him in violation of this Section 9(a)). Nothing herein shall limit Executive's confidentiality obligation as regards any information which is a trade secret as defined in Section 134.90 of the Wisconsin Statutes, or any successor thereto.

                  (b) Executive agrees that all memoranda, notes, records, papers, financial models, mechanisms, programs, flow charts, work papers, source codes, computer codes, designs, software, data and other documents and all copies thereof relating to the operations or business of the Company, some of which may be prepared by him, and all objects associated therewith (such as samples) in any way obtained by him in connection with the performance of his duties hereunder shall be the exclusive property of the Company. Executive shall not, except for the Company's use, copy or duplicate any of the aforementioned, not remove them from the Company's facilities, nor use any information concerning them, in each case, except for the Company's benefit, either during his employment or thereafter. Executive agrees that he will





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

         deliver the original and all copies of all of the aforementioned that may be in his possession to the Company on termination of his employment, or at any other time on the request of the Board of Directors of the Company.

                  (c) If Executive is requested or becomes legally required or compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a governmental body to make any disclosure that is prohibited or otherwise constrained by this Agreement, Executive will provide the Company with prompt notice of such request so that it may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, Executive may furnish that portion (and only that portion) of the Confidential Information that Executive is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty.

         10. Nonsolicitation. In consideration for the Company entering into this Agreement, during the Employment Term and during the two-year period following his termination of employment with the Company:

                  (a) Executive will not, directly or indirectly, contact any supplier of the Company with whom Executive has had contact on behalf of the Company during the two-year period preceding the date of such termination so as to cause or attempt to cause such supplier of the Company not to do business or to reduce or limit such supplier's business with the Company or divert any business from the Company; and

                  (b) Executive will not, directly or indirectly, induce, solicit, entice or encourage any person who is a management employee of the Company to terminate his or her employment with the Company so as to accept employment with any person, company, business entity, or other organization whatsoever.

                  11.  Noncompetition.


                  (a) Restrictions. Executive agrees that he shall not at any time while Executive is employed by the Company compete with it. In addition, for the period set forth below, Executive shall not, without the Company's prior written consent, directly or indirectly, accept employment with, consult for or otherwise render advice or assistance to, any Competitor in any capacity which involves the performance or fulfillment of any duty, responsibility or service substantially similar to any of the duties, responsibilities or services performed or fulfilled by Executive at the time of the termination of his employment with the Company or during the one-year period preceding such termination. The period of the post-employment restriction shall be (i) two years following the termination of his employment if Executive voluntarily terminates his employment with the Company or the Company terminates his employment for Cause or (ii) the period for which Executive receives payments pursuant to Section 8(c) hereof if the Company terminates Executive's employment without Cause.

                  (b) Definition of Competitor. For purposes of this Agreement, the term "Competitor" shall mean any business, incorporated or otherwise, which is engaged, directly or indirectly, in the retail sale of a diversified offering of apparel and household goods or the retail sale of health,




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         hygiene or prescriptive products, and which engages in business within, or is located within, any state in which the Company's business generated more than $30 million in revenues in the fiscal year preceding the termination of Executive's employment with the Company.

         12. Enforcement of Covenants. Executive recognizes that irreparable and incalculable injury will result to the Company, its businesses or properties in the event of his breach of any of the restrictions imposed by Sections 9, 10 and 11, above. Executive therefore agrees that, in the event of any such actual, impending or threatened breach, the Company will be entitled, in addition to any other remedies and damages, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by Executive and by any other person or entity for whom Executive may be acting or who is acting for Executive or in concert with Executive. As used in Sections 9, 10 and 11, above, the term "Company" shall include any direct or indirect subsidiaries, sister corporations or other corporations or business entities which the Company controls or which are controlled by or under common control with the Company. As used herein the term "Control" means the power, through the ownership of voting stock or otherwise, to elect a majority of the Board of Directors of a corporation or other business entity or to otherwise manage or control the business of such entity.

         13. Exclusive Remedy. The payments, severance benefits and severance protections provided to Executive pursuant to this Agreement are to be paid and provided in lieu of any severance payments, severance benefits and severance protections provided in any other plan or policy of the Company.

         14.  Successors.

                  (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors.


         15.  Miscellaneous.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Company and Executive or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, delivered by overnight courier, or by certified mail, return receipt requested, postage prepaid, addressed as follows:










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
                  If to Executive:                   c/o ShopKo Stores, Inc.
                                                     700 Pilgrim Way
                                                     Green Bay, WI 54307-9070

                  If to the Company:                 ShopKo Stores, Inc.
                                                     700 Pilgrim Way
                                                     P.O. Box 19070
                                                     Green Bay, WI 54307-9070
                                                     Attention: Secretary

         or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) Executive's or Company's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

                  (e) This Agreement contains the entire understanding of the Company and Executive with respect to the subject matter hereof. It is expressly agreed that this Agreement supersedes and replaces any other agreements, if any, understandings and arrangements, oral or written, between the parties hereto regarding the subject matter of this Agreement other than (i) the Indemnification Agreement between the Company and Executive, (ii) the terms of all qualified, welfare benefit and compensation plans and awards in which Executive participates, and
         (iii) a Change of Control Severance Agreement which will be entered into between the Company and Executive after approval of the form thereof by the Board of Directors of the Company (the "Change of Control Agreement"). In all events, and notwithstanding anything herein contained to the contrary, if a Change of Control, as defined in the Change of Control Agreement, occurs, this Agreement shall be of no further force and effect and the Change of Control Agreement shall govern the terms of Executive's employment and any payments he is to receive upon the termination of his employment with the Company. In no event will Executive be entitled to payments upon termination of his employment under this Agreement if he is entitled to payments upon termination of his employment under the Change of Control Agreement.

                  (f) All compensation amounts in this Agreement which are subject to income and employment tax withholding are stated prior to any such deductions.












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
         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                     SHOPKO STORES, INC.


                                     By:     /s/ William J. Podany
                                            ------------------------------------
                                            William J. Podany,
                                            Chairman and Chief Executive Officer


                                     EXECUTIVE

                                      /s/ Gary W. Ramsey
                                     ------------------------------------
                                     Gary W. Ramsey





























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